Exhibit 99.1

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                                  NEWS RELEASE

     For Immediate Release                               Contact:  Craig Steinke

                                                         Tel.:     614 501 4251

     Eagle Family Foods to Sell ReaLemon and ReaLime Brands

     Gahanna, OH August 14th, 2001

     Eagle Family Foods, Inc. ("Eagle") announced today it had agreed to sell the ReaLemon and ReaLime brands and related assets to Mott's Inc., a wholly-owned subsidiary of London-based Cadbury Schweppes plc for approximately $128 million. The ReaLemon and ReaLime brands had net sales of approximately $62 million in the fiscal year ended June 30, 2000. The transaction, which requires regulatory approval, is expected to be completed in early autumn.

     ReaLemon and ReaLime are the leading shelf-stable lemon and lime juices in North America. Both products are used as alternatives to freshly squeezed lemon or lime juice and are commonly used as an ingredient in lemonades, grilling, baking, marinades and salad dressings, and as a condiment with chicken and vegetables. The ReaLemon and ReaLime brands were created in 1934 and 1947 respectively and offer consumers "fresh lemon and lime taste, made easy". Under Eagle's ownership net sales of the ReaLemon and ReaLime brands have grown consistently over the past three years. ReaLemon and ReaLime enjoy a market share of 48 percent, with the next largest branded competitor at 3 percent*. Craig Steinke, Eagle's President and CEO, commented "We are pleased with the outstanding performance of the ReaLemon and ReaLime businesses over the past three and a half years, and believe the brands' momentum will continue as a strong complement to the brand portfolio of this global food and beverage company."

     The ReaLemon and ReaLime business currently employs 56 people at its 110,562 square-foot manufacturing facility located in Waterloo, N.Y. All of those employees will become members of the Mott's organization.

     Eagle is privately held and is headquartered in Gahanna, OH. The company manufactures and markets such well-known brands as Eagle Brand sweetened condensed milk, Cremora non-dairy creamer, Borden eggnog, None Such mincemeat pie filling and Kava acid neutralized coffee. Recently, Eagle has expanded distribution of Magnolia, its brand of sweetened condensed milk targeted to Hispanic consumers. Craig Steinke added "Eagle Family Foods will focus on a key opportunity to serve the rapidly growing Hispanic population, who have fueled consistent growth in the sweetened condensed milk category. We are currently



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extending the Magnolia brand into new dairy-based product lines with a goal to fully leverage this well-established Hispanic trademark." More information about the Eagle Family Foods' brand portfolio can be found on its website; www.eaglefamilyfoods.com.

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This press release contains forward-looking statements which involve risks and uncertainties. Eagle's actual results, performance or achievements in the future could differ significantly from the results, performance or achievements discussed or implied in such forward-looking statements. Further information regarding the factors that could cause actual results to differ from expected or projected results can be found in documents filed by Eagle with the Securities and Exchange Commission.

*Volume market share as reported by A.C. Nielsen for calendar year 2000.